United States

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 14, 2013
ePlus inc.

(Exact name of registrant as specified in its charter)

Delaware	1-34167	54-1817218
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

13595 Dulles Technology Drive Herndon, VA 20171-3413

(Address, including zip code, of principal executive offices)

Registrant’s telephone number, including area code: (703) 984-8400

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

[] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On June 14, 2013, the Compensation Committee of the Board of Directors of ePlus inc. (the "Company”) approved compensation modifications for the following executive officers:  Chief Executive Officer and President Phillip G. Norton, Chief Operating Officer Mark P. Marron and Chief Financial Officer Elaine D. Marion.

Mr. Norton’s base annual salary was increased from $560,000 to $650,000, effective July 1, 2013.  Mr. Norton’s employment agreement, which was entered into effective October 1, 2011, and amended effective August 1, 2012, as reported in our Current Report on Form 8-K filed on August 3, 2012, was further amended to reflect the salary modification.  This amendment to the employment agreement additionally revised the description of the severance to which Mr. Norton would be entitled in the event his employment is terminated without Good Cause, as defined in the employment agreement, or he terminates his employment for Good Reason, as defined in the employment agreement, such that the amount is reflected as a multiple of his base annual salary, however, the amendment does not materially modify the amount of severance to which Mr. Norton would be entitled.  This amendment also includes a change for purposes of Section 409A of the Internal Revenue Code (“Section 409A”).  Additionally, Mr. Norton’s award agreement under the Company’s Executive Incentive Plan for the fiscal year ending March 31, 2014, which was described in our Current Report on Form 8-K filed on April 22, 2013, was revised to change the range of the cash incentive compensation from 0% to a maximum of 50% of his base annual salary, to a range of $0 to $450,000.  The remaining terms of the award were not materially changed.

Mr. Marron’s base annual salary was increased from $450,000 to $475,000, effective July 1, 2013.  Mr. Marron’s employment agreement, which was entered into effective August 1, 2012, as reported in our Current Report on Form 8-K filed on August 3, 2012, was amended to reflect the salary modification.  The amendment to the employment agreement additionally revised the description of severance to which Mr. Marron would be entitled in the event his employment is terminated without Good Cause, as defined in the employment agreement, or he terminates his employment for Good Reason, as defined in the employment agreement, such that the amount is reflected as a multiple of his base annual salary, however, the amendment does not materially modify the amount of severance to which Mr. Marron would be entitled.  The amendment also includes a change for Section 409A purposes.  Additionally, Mr. Marron’s award agreement under the Company’s Executive Incentive Plan for the fiscal year ending March 31, 2014, which was described in our Current Report on Form 8-K filed on April 22, 2013, was revised to change the range of the cash incentive compensation from 0% to a maximum of 50% of his base annual salary, to a range of $0 to $275,000.  The remaining terms of the award are not materially changed.

Ms. Marion’s base annual salary was increased from $375,000 to $400,000, effective July 1, 2013.  Her employment agreement, which was entered into effective August 1, 2012, and reported in our Current Report on Form 8-K filed on August 3, 2012, was amended to reflect the salary modification and some additional changes for Section 409A purposes.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits:

Exhibit No.	Description

10.1	Amendment No. 2 to Employment Agreement effective July 1, 2013, by and between ePlus inc. and Phillip G. Norton

10.2	Amendment No. 1 to Employment Agreement effective July 1, 2013, by and between ePlus inc. and Mark P. Marron

10.3	Amendment No. 1 to Employment Agreement effective July 1, 2013, by and between ePlus inc. and Elaine D. Marion

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ePlus inc.

By: /s/ Elaine D. Marion
Elaine D. Marion
Chief Financial Officer

Date: June 20, 2013